Power of Attorney

January 9, 2005

	I, Christine Russell, hereby designate and authorize Jack Menache, Blair Walters and/or Anita Paque to file Forms 3, 4, and 5 for me and on my behalf with the Securities and Exchange Commission, and to sign my name to such forms with the same force and effect as if I had personally affixed my signature thereto. This power of attorney shall remain in effect until January 8, 2006, or until sooner terminated by written notice to Jack Menache, Blair Walters and/or Anita Paque, as the case may be, and the Securities and Exchange Commission.


Christine Russell